CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Trustees and Shareholders
Putnam Investors Fund:

We consent to the use of our report, dated September 9, 2013, included herein, with respect to the financial statements of Putnam Investors Fund, and to the references to our firm under the captions Financial Highlights in the prospectus and Independent Auditor and Financial Statements in the Statement of Additional Information.

/s/ KPMG LLP

Boston, Massachusetts
November 22, 2013